Exhibit 99.1

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Effective as of February 13, 2020, Assertio Therapeutics, Inc. (the “Company”), consummated a transaction (the “Nucynta Transaction”) contemplated by the previously announced Asset Purchase Agreement dated February 6, 2020 (the “Asset Purchase Agreement”) with Collegium Pharmaceutical, Inc. (“Collegium”). Pursuant to the Asset Purchase Agreement, the Company divested its remaining rights, title and interest in and to the NUCYNTA® franchise of products (the “Products”) to Collegium. At the closing of the Nucynta Transaction (the “Closing”), the Company received approximately $368.0 million in net proceeds which consisted of $375 million in base purchase price, plus approximately $6.0 million in preliminary positive inventory value (the “Inventory Amount”) and less $13.0 million for royalties paid to the Company by Collegium between January 1, 2020 and February 11, 2010 pursuant to the Final Commercialization Agreement Payment Value of the Asset Purchase Agreement. Collegium has also assumed, pursuant to the terms of the Asset Purchase Agreement, certain contracts, liabilities and obligations of the Company relating to the Products, including those related to manufacturing and supply, post-market commitments and clinical development costs. The Inventory Amount is subject to customary post-Closing adjustments which are not expected to be material.

In connection with the execution of the Asset Purchase Agreement, the Company also repaid in full all outstanding indebtedness, and terminated all commitments and obligations, under its Note Purchase Agreement, dated as of March 12, 2015 (as amended), by and among the Company, the noteholders party thereto and Deerfield Private Design Fund III, L.P., as collateral agent.

On February 19, 2020, the Company announced it has entered into separate, privately negotiated purchase agreements (the “Purchase Agreements”) with a limited number of holders of the Company’s currently outstanding 2.50% Convertible Senior Notes due 2021 and 5.00% Convertible Senior Notes due 2024 (the “Purchased Notes”). Pursuant to the Purchase Agreements, the Company repurchased approximately $188 million aggregate principal amount of Purchased Notes using the proceeds from the Nucynta Transaction.

The Company intends to use the remaining proceeds from the Nucynta Transaction to retire all its remaining debt. The unaudited pro forma financial statements reflect such intention.

Previous Transaction

On January 10, 2020, the Company divested its rights, title and interest in and to Gralise® (gabapentin) (“Gralise”), including certain related assets, to Golf Acquiror LLC, an affiliate of Alvogen, Inc. (“Alvogen”). For additional information on the Gralise disposition, refer to the Unaudited Pro Forma Financial Information of the Company previously filed with the U.S. Securities and Exchange Commission (the “SEC”) as Exhibit 99.2 to Amendment No. 1 of the Company’s Current Report on Form 8-K dated January 16, 2020 which is incorporated herein by reference (the “Gralise Pro Forma”). The unaudited pro forma financial information included herein reflects the both the Gralise disposition and the Nucynta Transaction (collectively referred to herein as, “Both Transactions”).

Basis of Presentation

The unaudited pro forma financial statements have been derived from and should be read in conjunction with the historical financial statements and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 11, 2019, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019 filed with the SEC on November 7, 2019 (the “2019 Form 10-Q”), and the Company’s Gralise Pro Forma. The unaudited pro forma financial statements may differ materially from the future financial position or results of operations of the Company due to a number of factors including those described in “Risk Factors” under Item 1A of Part II of the 2019 Form 10-Q.

The unaudited pro forma finance statements are reflective of Both Transactions and presented on a combined basis. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2019 assumes that Both Transactions were completed on September 30, 2019. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2018 and nine months ended September 30, 2019 give effect to Both Transactions as if they had been completed as of January 1, 2018. The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the Company’s actual results of operations or financial condition had Both Transactions been completed on the dates described above, nor is it necessarily indicative of the Company’s results of operations in future periods or the future financial position of the assets and operations. The financial information should be read in conjunction with the accompanying notes to the unaudited pro forma financial information.

The pro forma financial information presented reflects events directly attributable to Both Transactions and certain assumptions the Company believes are reasonable. The pro forma adjustments are based on currently available information and certain estimates and assumptions. Therefore, actual adjustments may differ from the pro forma adjustments. However, management believes the pro forma assumptions provide a reasonable basis for presenting significant effects of Both Transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial statements.

ASSERTIO THERAPEUTICS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2019

(in thousands)

	Assertio Therapeutics, Inc. Pro Forma Financial Information (Adjusted for Gralise Divestment) (a)	Pro Forma Adjustments (Nucynta Divestment) (m)		Pro Forma Results (combined)
ASSETS
Current assets:
Cash and cash equivalents	$69,845	$(16,671)	(b)	$53,174
Accounts receivable, net	43,427	-		43,427
Inventories, net	335	-		335
Prepaid and other current assets	21,772	(5,353)	(c) (d)	16,419
Total current assets	135,379	(22,024)		113,355
Property and equipment, net	3,873	-		3,873
Intangible assets, net	615,768	(588,361)	(e)	27,407
Investments	7,244	-		7,244
Other long-term assets	5,579	(1,166)	(d)	4,413
Total assets	$767,843	$(611,551)		$156,292
LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities:
Accounts payable	$22,700	$-		$22,700
Accrued rebates, returns and discounts	60,979	-		60,979
Accrued liabilities	26,188	7,169	(h)	33,357
Current portion of Senior Notes	41,000	(41,000)	(b)	-
Interest payable	4,819	(4,819)	(b)	-
Other current liabilities	2,096	-		2,096
Total current liabilities	157,782	(38,650)		119,132
Contingent consideration liability	981	-		981
Senior Notes	75,759	(75,759)	(b) (f)	-
Convertible Notes	190,923	(190,923)	(b) (g)	-
Other long-term liabilities	16,135	(4,400)	(b)	11,735
Total liabilities	441,580	(309,732)		131,848
Commitments and contingencies
Shareholders equity:
Common stock	8	-		8
Additional paid-in capital	455,601	5,635	(l)	461,236
Accumulated deficit	(129,346)	(307,454)	(i)	(436,800)
Total shareholders equity	326,263	(301,819)		24,444
Total liabilities and shareholders' equity	$767,843	$(611,551)		$156,292

See accompanying notes to unaudited pro forma condensed consolidated financial information.

ASSERTIO THERAPEUTICS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019

(in thousands, except per share amounts)

	Assertio Therapeutics, Inc. Pro Forma Financial Information (Adjusted for Gralise Divestment) (a)	Pro Forma Adjustments (Nucynta Divestment) (m)		Pro Forma Results (combined)
Revenues:
Product sales, net	$33,881	$-		$33,881
Commercialization agreement, net	89,163	(89,163)	(j)	-
Royalties and milestones	1,226	-		1,226
Total revenues	124,270	(89,163)		35,107
Costs and expenses:
Cost of sales (excluding amortization of intangible assets)	3,709	-		3,709
Research and development expenses	4,388	(1,350)	(j)	3,038
Selling, general and administrative expenses	82,178	(189)	(j)	81,989
Amortization of intangible assets	76,331	(70,726)	(j)	5,605
Total costs and expenses	166,606	(72,265)		94,341
Loss from operations	(42,336)	(16,898)		(59,234)
Other (expense) income:
Gain on debt extinguishment	26,385	(26,385)	(k)	-
Interest expense	(38,481)	38,481	(k)	-
Other (expense) income, net	(2,613)	-		(2,613)
Total other expense	(14,709)	12,096		(2,613)
Net loss before income taxes	(57,045)	(4,802)		(61,847)
Income tax benefit	7,446	(3,804)	(l)	3,642
Net loss	$(49,599)	(8,606)		$(58,205)

Basic net loss per share	$(0.74)			$(0.86)
Diluted net loss per share	$(0.74)			$(0.86)
Shares used in computing basic	67,332			67,332
Shares used in computing diluted	67,332			67,332

See accompanying notes to unaudited pro forma condensed consolidated financial information.

ASSERTIO THERAPEUTICS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2018

(in thousands, except per share amounts)

	Assertio Therapeutics, Inc. Pro Forma Financial Information (Adjusted for Gralise Divestment) (a)	Pro Forma Adjustments (Nucynta Divestment) (m)		Pro Forma Results (combined)
Revenues:
Product sales, net	$71,889	$(18,146)	(j)	$53,743
Commercialization agreement, net	155,743	(155,743)	(j)	-
Royalties and milestones	26,061	-		26,061
Total revenues	253,693	(173,889)		79,804
Costs and expenses:
Cost of sales (excluding amortization of intangible assets)	14,156	(8,895)	(j)	5,261
Research and development expenses	7,902	(1,400)	(j)	6,502
Selling, general and administrative expenses	113,801	(3,153)	(j)	110,648
Amortization of intangible assets	101,774	(94,301)	(j)	7,473
Restructuring charges	20,601	-		20,601
Total costs and expenses	258,234	(107,749)		150,485
Loss from operations	(4,541)	(66,140)		(70,681)
Other (expense) income:
Litigation settlement	62,000	-		62,000
Interest and other income	1,197	-		1,197
Interest expense	(60,866)	60,866	(k)	-
Total other income	2,331	60,866		63,197
Net loss before income taxes	(2,210)	(5,274)		(7,484)
Income tax expense	(754)	82	(l)	(673)
Net loss	$(2,964)	$(5,192)		$(8,156)

Basic net loss per share	$(0.05)			$(0.13)
Diluted net loss per share	$(0.05)			$(0.13)
Shares used in computing basic	63,794			63,794
Shares used in computing diluted	64,208			64,208

See accompanying notes to unaudited pro forma condensed consolidated financial information.

ASSERTIO THERAPEUTICS, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

a)	The unaudited pro forma financial statements are presented on a combined basis reflective of both the previous Gralise disposition and the current Nucynta Transaction. The starting point of the historical statements is a carry forward of the results from the Gralise Pro Forma.

b)	Represents adjustments to reflect proceeds of $375.0 million in base purchase price and approximately $4.6 million in Nucynta inventory amounts as of September 30, 2019, less use of proceeds to settle all outstanding debt payments, which is comprised of $122.0 million in principal amount and $4.4 million in exit fee for the Deerfield Senior Notes, $265 million in aggregate principal amount for the Convertible Notes Due 2021 and 2024, and settlement of $4.8 million in total accrued interest for all outstanding debt.

c)	Represents adjustments to eliminate Nucynta inventory held by the Company as part of the Facilitation Services pursuant to the Commercialization Agreement with Collegium.

d)	Represents adjustment to eliminate $0.8 million and $1.2 million in short-term and long-term net contract assets, respectively, under the Commercialization Agreement with Collegium.

e)	Represents adjustments to eliminate carrying value of Nucynta intangible asset.

f)	Represents adjustments to eliminate $5.2 million in unamortized debt discount and issuance costs for the Deerfield Senior Notes as of September 30, 2019.

g)	Represents adjustments to eliminate $74.1 million in unamortized debt discount of the liability component and issuance costs for the Convertible Notes Due 2021 and 2024 as of September 30, 2019.

h)	Represents adjustments to increase accrued liabilities for directly attributable transaction costs not yet recognized in the historical financial statements, offset by a reduction of $1.8 million in accrued income tax for the impact of the pro forma adjustments on the computation of the income tax provision.

i)	Represents the loss arising from the Nucynta Transaction based on impact from pro forma adjustments described above that would have been recorded if we had completed the Nucynta Transaction on September 30, 2019. This estimated loss has not been reflected in the pro forma condensed consolidated statement of operations as it is considered to be nonrecurring in nature.

j)	Represents adjustments to eliminate the direct operating results attributable to Nucynta as if the Nucynta Transaction occurred on January 1, 2018. Adjustments to product sales, commercialization agreement revenue, cost of sales, research and development, selling, general and administrative expenses, and amortization of intangible assets include amounts that are directly related to Nucynta.

k)	Represents adjustments to eliminate debt interest expense and gain on debt extinguishment as if proceeds were utilized to settle all outstanding debt on January 1, 2018.

l)	Represents adjustments to the tax expense for the impact of the pro forma adjustments on the computation of the income tax provision, including the indirect effects on the related valuation allowance and amounts recorded in additional paid-in capital.

m)	The pro forma adjustments do not include:
a.	Adjustments to eliminate certain Nucynta related assets and liabilities that were not transferred to Collegium as part of the Nucynta Transaction and are the responsibility of the Company to settle,
b.	Adjustments for allocations of indirect operating costs or anticipated savings due to costs that may be reduced or eliminated, and
c.	Adjustments to cash consideration to give effect to any potential post-closing adjustments under the terms of the Asset Purchase Agreement